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Exhibit 23.2

Consent of Independent Auditors, Ernst & Young LLP

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Fleetwood Enterprises, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated July 12, 2002, with respect to the consolidated financial statements of Fleetwood Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2002 and our report dated July 25, 2002 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
January 17, 2003

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Consent of Independent Auditors, Ernst & Young LLP